EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 31, 2007

among

NORTHWEST NATURAL GAS COMPANY,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

BANK OF AMERICA, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,

Joint Bookrunners and Co-Lead Arrangers

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND INTERPRETATION

SECTION 1.1                           Defined Terms                              1
SECTION 1.2                           Classification of Loans and Borrowings                      10
SECTION 1.3                           Terms Generally                               10

SECTION 1.4                           Accounting Terms; GAAP                      10

ARTICLE II THE CREDITS 11

SECTION 2.1                           Commitments                            11
SECTION 2.2                           Loans and Borrowings                           11

SECTION 2.3                           Requests for Revolving Borrowings                    11

SECTION 2.4                           Interest Elections                           12
SECTION 2.5                           Swingline Loans                             13

SECTION 2.6                           Letters of Credit                             14

SECTION 2.7                           Funding of Borrowings                          17
SECTION 2.8                           Termination and Reduction of Commitments                   18
SECTION 2.9                           Repayment of Loans; Evidence of Debt                  18

SECTION 2.10                           Prepayment of Loans                             19
SECTION 2.11                           Fees                              19

SECTION 2.12                           Interest                                   20

SECTION 2.13                           Increase in Commitments                        20
SECTION 2.14                           Extensions of Scheduled Maturity Date                  21
SECTION 2.15                           Alternate Rate of Interest                        22

SECTION 2.16                           Increased Costs                              23
SECTION 2.17                           Break Funding Payments                        24

SECTION 2.18                           Taxes                              24
SECTION 2.19                           Payments Generally; Pro Rata Treatment; Sharing of Set-offs          25

SECTION 2.20                           Mitigation Obligations; Replacement of Lenders                26

ARTICLE III REPRESENTATIONS AND WARRANTIES                           27

SECTION 3.1                           Corporate Existence; Authorization                       27
SECTION 3.2                           Enforceability                            27

SECTION 3.3                           Financial Information                         27
SECTION 3.4                           Compliance with Laws                         28
SECTION 3.5                           No Material Litigation                         28
SECTION 3.6                           Ownership of Property                             28
SECTION 3.7                           Taxes                                28

SECTION 3.8                           Subsidiaries                              28
SECTION 3.9                           Investment Company Act; No Consents                   28

SECTION 3.10                           ERISA                               28
SECTION 3.11                           Environmental                            29

ARTICLE IV CONDITIONS 29

SECTION 4.1                           Effective Date                             29

SECTION 4.2                           Each Credit Event                               30

ARTICLE V AFFIRMATIVE COVENANTS                                 30

TABLE OF CONTENTS
(continued)

Page

SECTION 5.1                           Financial Statements                         31

SECTION 5.2                           Certificates: Other Information                      31
SECTION 5.3                           Payment of Taxes                           31

SECTION 5.4                           Conduct of Business                         32
SECTION 5.5                           Maintenance of Property; Insurance                      32

SECTION 5.6                           Inspection of Property; Books and Records; Discussions                     32

SECTION 5.7                           Notices                             32
SECTION 5.8                           Debt Rating                             32

ARTICLE VI NEGATIVE COVENANTS                                32

SECTION 6.1                           Maintenance of Consolidated Indebtedness to Total Capitalization                 33
SECTION 6.2                           Limitation on Fundamental Changes                     33

ARTICLE VII EVENTS OF DEFAULT                                     33

ARTICLE VIII THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT                         34

ARTICLE IX MISCELLANEOUS                                     36

SECTION 9.1                           Notices                               36

SECTION 9.2                           Waivers; Amendments                          37
SECTION 9.3                           Expenses; Indemnity; Damage Waiver                   38
SECTION 9.4                           Successors and Assigns                        39

SECTION 9.5                           Survival                              42
SECTION 9.6                           Counterparts; Integration; Effectiveness                   42

SECTION 9.7                           Severability                             42
SECTION 9.8                           Right of Setoff                            42
SECTION 9.9                           Governing Law; Jurisdiction; Consent to Service of Process                42

SECTION 9.10 WAIVER OF JURY TRIAL                             43

SECTION 9.11                           Headings                               43
SECTION 9.12                           Confidentiality                            43
SECTION 9.13                           Interest Rate Limitation 44

SECTION 9.14 USA PATRIOT ACT                               44
SECTION 9.15                           Termination of Existing Credit Facilities                      45

SCHEDULES:

Schedule 1.1 Pricing Schedule

Schedule 2.1 Commitments

Schedule 3.8 Subsidiaries
Schedule 4.1 Existing Bilateral Credit Agreements

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Borrower's Counsel

THIS CREDIT AGREEMENT dated as of May 31, 2007 is among NORTHWEST NATURAL GAS COMPANY, as Borrower, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions and Interpretation

SECTION 1.1Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Act" has the meaning set forth in Section 9.14.

"Additional Commitment Lender" has the meaning set forth in Section 2.14(d).

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent Parties" has the meaning set forth in Section 9.1(c).

"Aggregate Commitments" means the aggregate Commitments of all Lenders. The initial amount of the Aggregate Commitments is $250,000,000.

"Agreement" means this Credit Agreement.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Anniversary Date" has the meaning set forth in Section 2.14(a).

"Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments; provided that (a) if the commitment of each Lender to make Loans and the obligation of the Issuing Bank to make LC Credit Extensions have been terminated, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and (b) if, pursuant to Section 2.14(g). an Exiting Lender is not paid in full on, or retains participations in Letters of Credit after, its scheduled Maturity Date, then so long as the Maturity Date for all other Lenders has not occurred, such Exiting Lender's "Applicable Percentage"

shall be (i) for purposes of determining (A) the amount of such Exiting Lender's share of a requested Borrowing or (B) such Exiting Lender's participation in any Letter of Credit that is issued, or in any increase in the stated amount of any Letter of Credit that occurs, after such Exiting Lender's Maturity Date, zero; and (ii) for purposes of determining the allocation of any payment by the Borrower among the Lenders, the percentage that the amount (if any) of principal, Unreimbursed Amounts, interest and fees or other amounts of the type being paid that is owed by the Borrower to such Exiting Lender hereunder is of the aggregate amount of principal, Unreimbursed Amounts, interest, fees or other amounts of the type being paid that is owed by the Borrower to all Lenders (including all Exiting Lenders) hereunder.

"Arrangers" means each of J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their respective capacities as co-lead arrangers hereunder.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other fog ni approved by the

Administrative Agent.

"Authorized Officer" means the Chief Executive Officer, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Borrower.

"Availability Period" means the period from the Effective Date to the earlier of the Maturity Date and the date of termination of the Commitments.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means Northwest Natural Gas Company, an Oregon corporation.

"Borrower Materials" has the meaning set forth in Section 5.2.

"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

"Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.3.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Charges" has the meaning set forth in Section 9.13.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

"Code" means the Internal Revenue Code of 1986.

"Commissions" means, collectively, the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.13 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender's Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

"Consolidated Indebtedness" means, at a particular date, all Indebtedness, calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Declining Lender" has the meaning set forth in Section 2.14(b).

"Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"dollars" "s" refers to lawful money of the United States of America.

"Effective Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

"Eligible Assignee" means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other Person (other than a natural person) approved by (x) the Administrative Agent and the Issuing Bank (which approvals of the Administrative Agent and the Issuing Bank shall not be unreasonably withheld or delayed) and (y) unless an Event of Default has occurred and is continuing, the Borrower (which approval of the Borrower shall not be unreasonably withheld or delayed); provided that neither the Borrower nor any Affiliate thereof may be an Eligible Assignee.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Eurodollar Margin" has the meaning, and shall be determined, as set forth on Schedule

"Event of Default" has the meaning assigned to such term in Article VII.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (or by gross receipts or gross income in lieu of net income) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

"Existing Maturity Date" has the meaning set forth in Section 2.14(a). "Exiting Lender" has the meaning set forth in Section 2.14(g). "Extending Lender" has the meaning set forth in Section 2.14(e).

"Exiting Lender" has the meaning set forth in Section 2.14(g). "Extending Lender" has the meaning set forth in Section 2.14(e).

"Extending Lender" has the meaning set forth in Section 2.14(e).

"Facility Fee Rate" has the meaning, and shall be determined, as set forth on Schedule

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

"Fitch" means Fitch, Inc., doing business as Fitch Ratings.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" means generally accepted accounting principles in the United States of America in effect from me to time.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hybrid Securities" means debt or equity securities that meet the following requirements: (a) such securities are issued by (i) the Borrower or (ii) a Subsidiary or an independent trust (a "Hybrid  Securities Subsidiary") that engages in no business other than the issuance of such securities and lending the proceeds thereof to the Borrower; (b) each of such securities of the Borrower and the loans, if any, made to the Borrower by the applicable Hybrid Securities Subsidiary with the proceeds of such securities (i) are subordinated to the payment by the Borrower of its obligations hereunder in a manner reasonably satisfactory to the Administrative Agent and (ii) require no repayment, prepayment, mandatory redemption or mandatory repurchase prior to the date that is at least 91 days after the scheduled Maturity Date; and (c) such securities are classified as possessing a minimum of at least one of the following: (x) "intermediate equity content" by S&P, (y) "Basket C equity credit" by Moody's and (z) "50% equity credit" by Fitch.

"Increase Effective Date" has the meaning set forth in Section 2.13(d).

"Indebtedness" of a Person means, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property, goods or services, excluding (i) trade accounts payable arising in the ordinary course of business, (ii) pension liabilities that are not then due and payable and (iii) obligations in respect of Hybrid Securities that are not then due and payable, (b) obligations of such Person under capitalized leases and synthetic leases, (c) debts of third persons guaranteed by such Person or secured by property of such Person and (d) any non- contingent reimbursement obligations of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

"Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.4.

"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

"Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Issuing Bank" means JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"LC Exposure" means, at any time, the sum at such time of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"LC Fee Rate" has the meaning, and shall be determined, as set forth on Schedule 1.1.

"Lenders" means the Persons listed on Schedule 2.1 and any other Person that shall become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.13, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO  Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits in an amount equal to JPMorgan's loan for such Interest Period and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Loans" means loans made by the Lenders to the Borrower pursuant to this Agreement.

"Maturity Date" means , 2012, subject to extension as provided in

Section 2.14; provided that, if and until the approvals of the Commissions are obtained in respect of the Required Filings, notwithstanding anything in this Agreement to the contrary, the "Maturity Date" shall mean 364 days after the Effective Date (which date shall not be subject to extension as provided in Section 2.14).

"Maximum Rate" has the meaning set forth in Section 9.13. "Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Non-Assigning Lender" has the meaning set forth in Section 2.14(g). "Notice Date" has the meaning set forth in Section 2.14(b).

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

"Participant" has the meaning set forth in Section 9.4.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Platform" has the meaning set forth in Section 5.2. "Public Lender" has the meaning set forth in Section 5.2.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from the date such change is publicly announced as being effective.

"Register" has the meaning set forth in Section 9.4.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Reportable Event" means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding any event as to which the PBGC by regulation waived the requirements of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Required Filings" means the filings made by the Borrower on or about May 8, 2007 with each Commission requesting approval, or acknowledgement, as applicable, of this Agreement by such Commission.

"Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

"Requirement of Law" means, as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means the Chief Executive Officer, the President, any Senior Vice President, the Chief Financial Officer or the General Counsel of the Borrower.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum at such time of (i) the outstanding principal amount of such Lender's Revolving Loans, (ii) such Lender's LC Exposure and (iii) such Lender's Swingline Exposure.

    "Revolving Loan" means a Loan made pursuant to Section 2.3. "S&P" means Standard & Poor's.

"SEC" means the Securities and Exchange Commission

"Significant Subsidiary" means a Subsidiary that is a "significant subsidiary" as that term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC (as in effect on the Effective Date).

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Borrower.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

"Swingline Lender" means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

"Swingline Loan" means a Loan made pursuant to Section 2.5.

"Syndication Agent" means Bank of America, N.A., in its capacity as syndication agent hereunder.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Total Capitalization" means the sum of Indebtedness, equity interests, additional paid-in capital and retained earnings of the Borrower and its Subsidiaries, taken on a consolidated basis after eliminating all intercompany items.

"Transactions" means the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, this Agreement, any notes delivered by the Borrower hereunder or any other documents required hereunder; the borrowing of Loans and the use of the proceeds thereof; and the issuance of Letters of Credit hereunder.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"Unreimbursed Amount" has the meaning set forth in Section 2.6(e).

SECTION 1.2Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

SECTION 1.3Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any reference to an agreement (including this Agreement) or other contractual instrument shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms hereof, (b) any reference to a statute or regulation is to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation, (c) any reference to any Person shall be construed to include such Person's successors and assigns, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to a particular time means such time in Oregon, (f) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including" and (g) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4Accounting Terms: GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
The Credits

SECTION 2.1 Commitments. Subject to the teins and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.2 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b) Subject to Section 2.15, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that no exercise of such option shall affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a higher integral multiple of $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount of $1,000,000 or a higher integral multiple of S1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) (or the repayment of a Swingline Loan pursuant to Section 2.9(a)). Each Swingline Loan shall be in an amount of $1,000,000 or an integral multiple thereof. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

                      (ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.4Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to the other Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.4. The Borrower may elect different options with respect to different portions of a Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.4 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) The Borrower shall notify the Administrative Agent of such election pursuant to this Section 2.4 by telephone (a) in the case of the continuation of or conversion into a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of the requested continuation or conversion or (b) in the case of conversion into an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of the requested conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.5Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in
(i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits, the Borrower may borrow, prepay and reborrow Swingline Loans; provided that Swingline Loans may not be outstanding for more than 10 Business Days in any calendar month.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 11:00 a.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer of immediately available funds to an account designated by the Borrower initiated (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e), by remittance to the Issuing Bank) by 2:00 p.m. on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline

Loans pursuant to this clause (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this clause (c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this clause (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this clause (c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this clause (c) shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.6Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.6(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the total Revolving Credit Exposures shall not exceed the total Commitments.

(c)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)             Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.6(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)             Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may. subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower (such amount, with respect to each Lender, its "Unreimbursed Amount"), in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this clause (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)             Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.6(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from the date such LC Disbursement is made to the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.6(e). then Section 2.12(c) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.6(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective. the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent in an interest-bearing deposit account as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account (including interest thereon) shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.7Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by wire transfer of immediately available funds to an account designated by the Borrower in the applicable Borrowing Request; provided  that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.7(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.8Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments to an amount that is not less than the Revolving Credit Exposure; provided that each reduction of the Commitments shall be in the amount of $10,000,000 or a higher integral multiple of $1,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.8(b) at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.9Repayment of Loans; Evidence of Debt. (a) The Borrower
unconditionally promises to pay the unpaid principal amount of all Loans on the Maturity Date. In addition, the Borrower unconditionally promises to pay the unpaid principal amount of each Swingline Loan on the earlier of (i) five Business Days after the date such Swingline Loan was made or (ii) the date required to maintain compliance with the proviso to the last sentence of Section 2.5(a); provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.9(b) and (c)

shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided  that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.10(b). Each such prepayment shall be in the amount of $1,000,000 or an integral multiple thereof; provided that any prepayment of an ABR Borrowing made pursuant to Section 2.6(e) or of a Swingline Borrowing made pursuant to Section 2.5(a) may be in the amount of such Borrowing.

(b)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m. on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a rate per annum equal to the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from the Effective Date to the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from the date on which its Commitment terminates to the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last Business Day of March, June, September and December and on the date on which the Commitments terminate (and, if applicable, thereafter on demand).

(b)            Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender a utilization fee at a rate per annum equal to 0.05% on such Lender's Revolving Credit Exposure on each day that the Revolving Credit Exposure of all Lenders exceeds 50% of the Aggregate Commitments. Accrued utilization fees shall be payable on the last Business Day of each March, June, September and December and on the date on which the Commitments terminate.

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee at a rate per annum equal to the LC Fee Rate on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the Effective Date to the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Accrued participation fees shall be payable on the last Business Day of March, June. September and December and on the date on which the Commitments terminate (and, if applicable, thereafter on demand).

(d) All fees payable under Section 2.11 (a), (b) and (c) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Borrower agrees to pay to the Arrangers, the Issuing Bank and the Administrative Agent, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and each such Person.

SECTION 2.12Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Eurodollar Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the higher of (i) 1% plus the rate otherwise applicable to such Loan as provided in the Section 2.12(a) or (b) and (ii) 1% plus the rate applicable to ABR Loans as provided in Section 2.12(a).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to this Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13Increase in Commitments. (a) So long as no Default exists, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request increases in the Aggregate Commitments; provided that (i) any request for an increase shall be in the amount of $10,000,000 or a higher integral multiple of $5,000,000, and (ii) the aggregate amount of all such increases during the term of this Agreement shall not exceed $150,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) The Administrative Agent shall promptly notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Persons qualifying as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) If the Aggregate Commitments are increased in accordance with this Section  2.13, the Administrative Agent and the Borrower shall determine the effective date (the "Increase  Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.

(f) The parties hereto agree that, notwithstanding any other provision of this Agreement, the Borrower, the Administrative Agent and the Lenders may make arrangements reasonably satisfactory to such parties to permit a Lender that is increasing its Commitment (including any new Lender) to temporarily hold risk participations in the outstanding Loans of the other Lenders (rather than fund its Applicable Percentage of all outstanding Loans concurrently with the applicable increase) with a view toward minimizing break funding costs (as contemplated by Section 2.17 below) and transfers of funds in connection with any increase in the Aggregate Commitment. The Borrower acknowledges that if (despite any arrangements established pursuant to the foregoing sentence) any Eurodollar Loans must be prepaid or converted (in whole or in part) on a day other than the last day of an Interest Period therefor to keep the outstanding Loans ratable among the Lenders in accordance with their revised Commitments, then such prepayment or conversion shall be subject to the provisions of Section 2.17.

SECTION 2.14Extensions of Scheduled Maturity Date. (a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify each Lender) not earlier than 60 and not later than 30 days prior to any anniversary of the Effective Date (an "Anniversary Date"), request that each Lender extend such Lender's scheduled Maturity Date then in effect (the "Existing Maturity Date") for an additional year from the Existing Maturity Date.

(b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the "Notice Date") that is 20 days prior to the applicable Anniversary Date, notify the Administrative Agent whether such Lender agrees to the requested extension of the Maturity Date (each Lender that determines not to so extend its Maturity Date, a "Declining Lender"). Any Lender that does not advise the Administrative Agent on or before the Notice Date that it has agreed to extend the Existing Maturity Date shall be deemed to be a Declining Lender.

(c) The Administrative Agent shall notify the Borrower of each Lender's determination under this Section 2.14 no later than 15 days prior to the applicable Anniversary Date.

(d) The Borrower shall have the right, at any time after a Lender has become a Declining Lender, to replace such Declining Lender pursuant to and in accordance with Section 2.20 (any replacement for a Declining Lender, an "Additional Commitment Lender").

(e) If (and only if) the total of the Commitments of the Lenders (including Additional Commitment Lenders) that have agreed so to extend their Maturity Date (each an "Extending Lender") is more than 50% of the Aggregate Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of such date, the Maturity Date of each Extending Lender (including any applicable Additional Commitment Lender) shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

(f) Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this Section 2.15 shall be effective unless (i) no Default exists on the date of such extension and (ii) the representations and warranties of the Borrower described in Section 4.2(a) are true and correct on and as of the date of such extension, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier specific date, as of such specific date).

(g) If the scheduled Maturity Date for any Lender (an "Exiting Lender") occurs on a date that is not the Maturity Date for all Lenders and such Exiting Lender is not replaced pursuant to Section 2.20 on or before such scheduled Maturity Date (any such Exiting Lender, a "Non-Assigning Lender"), then (i) the Borrower shall on such Maturity Date repay all amounts payable to such Exiting Lender in accordance with Section 2.9, (ii) the Commitment of each Non-Assigning Lender, and the participations of such Non-Assigning Lender in Letters of Credit and Swingline Loans, shall terminate on such Maturity Date and (iii) the Applicable Percentage and the participations in Letters of Credit and Swingline Loans of the remaining Lenders shall be redetermined on such Maturity Date in accordance with their respective Commitments after giving effect to the terminations described in clause (b) above and any replacement pursuant to Section 2.20; provided that if a Default exists on such Maturity Date and either (A) the Borrower fails to pay in full all amounts payable to any Non-Assigning Lender or (B) the Required Lenders so request, then the participations of the Non-Assigning Lenders in Letters of Credit and Swingline Loans shall not terminate and no redetermination of the participations of the Lenders in Letters of Credit and Swingline Loans shall be made until the earlier of the first Business Day after such Maturity Date on which no Default exists and the date specified by the Required Lenders in a notice to the Administrative Agent (which shall promptly advise each Lender). Nothing in the proviso clause to the preceding sentence shall affect the termination of the Commitment of any Non-Assigning Lender on the relevant Maturity Date (except with respect to such Non-Assigning Lender's participation in Letters of Credit and Swingline Loans) or any Non-Assigning Lender's right to demand immediate repayment of all amounts owed to such Non-Assigning Lender by the Borrower hereunder and to pursue remedies with respect thereto. Further, if at any time after the relevant Maturity Date (x) the Borrower has not paid all principal, interest, facility fees and utilization fees payable to any Non-Assigning Lender hereunder and (y) the Lenders (excluding any Non-Assigning Lender) elect to make Loans, then all proceeds of such Loans shall be applied to pay the amounts owed by the Borrower to such Exiting Lenders (ratably based upon the amounts owed to such Lenders) until such principal, interest, facility fees and utilization fees have been paid in full.

SECTION 2.15Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank deteuuines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.16(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.16 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, ( ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.18 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.19Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent (or the recipient of such payment), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, or to such other place as the Administrative Agent may designate in writing, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections  2.16, 2.17, 2.18 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(c), 2.6(d) or (e), 2.7(b), 2.19(d) or 9.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment ( i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If at any time any Lender is a Declining Lender pursuant to Section 2.14, any Lender requests compensation under Section 2.16, the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under

Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and (iv) the Borrower shall have paid to the Administrative Agent the assignment fee set forth in Section 9.4. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.1Corporate Existence; Authorization. The Borrower (a) has been duly incorporated and is validly existing as a corporation under the laws of its jurisdiction of incorporation, (b) has the requisite corporate power and authority to consummate the Transactions and (c) has duly taken all necessary corporate action to authorize the Transactions.

SECTION 3.2Enforceability. This Agreement and each note delivered hereunder has been duly executed and delivered by the Borrower is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, and any other instrument or agreement required hereunder, when executed and delivered, will be similarly valid, binding and enforceable, except (in each case) to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar laws generally affecting creditors' rights and by general principles of equity.

SECTION 3.3Financial Information. All fiscal year-end financial statements furnished by the Borrower to the Administrative Agent or any Lender have been prepared in accordance with GAAP consistently applied, except as noted therein, and fairly present the consolidated financial position and the consolidated results of operations of the Borrower as of the dates and for the periods presented. Financial statements and other information and data furnished to the Administrative Agent or any Lender other than fiscal year-end statements of the Borrower are in reasonable detail and present fairly the consolidated financial position and consolidated results of operations of the Borrower as of the dates and for the periods presented, subject to year-end audit adjustments.

SECTION 3.4Compliance with Laws. The operations of the Borrower and its Significant Subsidiaries are in compliance with all Requirements of Law, (a) except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or (b) except as disclosed in the Borrower's periodic reports filed prior to the date of this Agreement with the SEC under the Securities Exchange Act of 1934. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, will violate any Requirement of Law.

SECTION 3.5No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or any of the transactions contemplated hereby or (b) which could, insofar as the Borrower may reasonably foresee, have a material adverse effect on the operations, business or financial condition of the Borrower and its Subsidiaries as a whole, except as disclosed in the Borrower's periodic reports filed with the SEC prior to the date of this Agreement under the Securities Exchange Act of 1934.

SECTION 3.6Ownership of Property. Each of the Borrower and each of its Significant Subsidiaries has title in fee simple to or valid leasehold interests in all its real property material to the operation of its business, and title to or valid leasehold interests in all its other property useful and necessary in its business.

SECTION 3.7Taxes. Each of the Borrower and each of its Significant Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be); and no material tax liens have been filed and, to the knowledge of the Borrower, no material claims are being asserted with respect to any such taxes, fees or other charges.

SECTION 3.8Subsidiaries. Schedule 3.8 contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective equity interests owned by the Borrower and/or other Subsidiaries. All of the issued and outstanding shares of equity interests of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.

SECTION 3.9Investment Company Act; No Consents. Neither the Borrower nor any Subsidiary is an "Investment Company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Except for the Required Filings and orders of the Commissions in respect thereof, no authorizations, approvals or consents of, no filings or registrations with, any Governmental Authority are necessary for the consummation of the Transactions or for the validity or enforceability hereof or the notes delivered hereunder.

SECTION 3.10ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. The Borrower has not violated any provision of any Plan maintained or contributed to by the Borrower which could, insofar as the Borrower may reasonably foresee, have a material adverse effect on the operations, business or financial condition of the Borrower and its Subsidiaries, taken as a whole. No Reportable Event, as defined in ERISA, has occurred and is continuing with respect to any Plan initiated by the Borrower. The Borrower has met its minimum funding requirements under ERISA with respect to each Plan. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.11Environmental. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations, and properties of the Borrower, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned or operated, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of these reviews, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower. The Borrower hereby represents and warrants that its business and assets and those of its Subsidiaries are operated, and covenants that its and its Subsidiaries' business and assets will continue to be operated, in compliance with applicable Environmental Laws and that no enforcement action in respect thereof is threatened or pending that could, insofar as the Borrower may reasonably foresee, have a material adverse effect on the operations, business or financial condition of the Borrower and its Subsidiaries as a whole, except as disclosed in the Borrower's periodic reports filed with the SEC on or prior to the date of this Agreement under the Securities Exchange Act of 1934.

ARTICLE IV

Conditions

SECTION 4.1Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which (i) the Administrative Agent and the Arrangers have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of- pocket expenses required to be reimbursed or paid by the Borrower hereunder and (ii) the Administrative Agent (or its counsel) has received all of the following, each in form and substance, and dated a date, satisfactory to the Administrative Agent:

(a) A counterpart of this Agreement duly signed by each party hereto or, in the case of any party, written evidence (which may include facsimile or e-mail transmission of a signed signature page hereto) that such party has signed a counterpart of this Agreement.

(b) A note for each Lender requesting a note on the Effective Date meeting the requirements of Section 2.9(e).

(c) An opinion letter of Stoel Rives LLP, counsel for the Borrower, satisfactory to the Administrative Agent, addressing the issues set forth in Exhibit B.

(d) Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions.

(e) A certificate signed by an Authorized Officer confirming compliance with the conditions set forth in Section 4.2(a) and (b).

(f) Copies of all approvals, authorizations, consents, adjudications or orders of any Governmental Authority required to be obtained in connection with the execution and delivery of, and the performance by the Borrower of its obligations under, this Agreement and any other documents required hereunder, other than the Required Filings.

(f)The Administrative Agent shall have received evidence satisfactory to it that all of the bilateral credit agreements set forth on Schedule 4.1 (collectively, the "Existing Bilateral  Agreements") have been terminated and all obligations due and payable thereunder have been fully satisfied.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m. on May 31, 2007 (and if such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.2Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (other than, except in the case of the initial Loans, the representations and warranties set forth in Sections 3.5 and 3.11) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it shall be true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 4.2(a) and (b).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.1Financial Statements. The Borrower shall furnish to the

Administrative Agent and each Lender:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its audited consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, of shareholders' equity and comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, audited by independent certified public accountants of nationally recognized standing; and

(b) as soon as practicable, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the Form 10-Q as filed by the Borrower with the SEC for each such fiscal quarter, certified by an Authorized Officer as being complete and correct (subject to normal year-end audit adjustments); and

(c) together with the financial statements required hereunder, a compliance certificate in form and substance satisfactory to the Administrative Agent signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement, including its calculation of maintenance of Consolidated Indebtedness to Total Capitalization, and stating that no Default exists, or if any Default exists, stating the nature and status thereof.

All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

SECTION 5.2Certificates; Other Information. The Borrower shall furnish to the Administrative Agent and each Lender as soon as practicable, but in any event within ten days after the same are sent, copies of all financial statements and reports which the Borrower sends to its shareholders, and within ten days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

SECTION 5.3Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, except when (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings or (b) reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Subsidiary. as the case may be.

SECTION 5.4Conduct of Business. The Borrower shall (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, have a material adverse effect on (i) the operations, business or financial condition of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower to perform its obligations under this Agreement; or (iii) the rights of or benefits available to the Administrative Agent or any Lender under this Agreement.

SECTION 5.5Maintenance of Property; Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition; (b) maintain with financially sound and reputable insurance companies insurance on such property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and (c) furnish to the Administrative Agent or any Lender, upon written request, full information as to the insurance carried.

SECTION 5.6Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each of its Subsidiaries that have business operations to, (a) keep proper books of records and accounts in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender, at such Person's expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during regular working hours, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries.

SECTION 5.7Notices. The Borrower shall promptly give notice to the Administrative Agent and each Lender of (a) the occurrence of any Default; (b) any litigation, investigation or proceeding involving the Borrower or any of its Subsidiaries which, if not cured or if adversely determined, as the case may be, would have a material adverse effect on the operations, business or financial condition of the Borrower and its Subsidiaries as a whole; and (c) of any change of its senior unsecured debt rating by either Moody's or S&P. Each notice pursuant to this Section 5.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

SECTION 5.8Debt Rating. The Borrower shall maintain at all times a senior unsecured debt rating from both Moody's and S&P.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.1Maintenance of Consolidated Indebtedness to Total Capitalization. As at the end of any fiscal quarter of the Borrower, permit Consolidated Indebtedness to be greater than 70% of Total Capitalization.

SECTION 6.2Limitation on Fundamental Changes. With respect to the Borrower or any Significant Subsidiary, without the consent of the Administrative Agent and the Required Lenders, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, except (a) for sales, leases or rentals of property or assets in the ordinary course of business, (b) that any consolidated Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with any one or more Subsidiaries of the Borrower (provided that if any such transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation), (c) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another wholly-owned Subsidiary of the Borrower and (d) the Borrower may be merged with any other Person if (i) the Borrower is the surviving corporation, (ii) immediately after giving effect to such merger, there shall exist no condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time or both, would constitute an Event of Default, and (iii) all representations and warranties contained in Article III hereof are true and correct on and as of the date of the consummation of such merger, and after giving effect thereto, as though restated on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) The Borrower shall fail to pay any principal of the Loans when due in accordance with the terms hereof; or

(b) The Borrower shall fail to pay any interest on the Loans, or any other amount payable by the Borrower hereunder, within five days after any such amount becomes due in accordance with the terms hereof; or

(c) Any representation or warranty made or deemed made by the Borrower herein shall prove to have been incorrect in any material respect on or as of the date made; or

(d) The Borrower shall default in the observance or performance of any covenant described in Section 6.1 or 6.2; or the Borrower shall default in the observance or performance of any other agreement or covenant contained in this Agreement, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date a Responsible Officer has knowledge of such default or ( ii) written notice of such default shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) The Borrower shall fail to make any payment in respect of any Indebtedness having singly or in the aggregate an outstanding amount in excess of $15 million when due or within any applicable grace period; or

(f) A final judgment for the payment of money exceeding an aggregate of $15 million shall be rendered or entered against the Borrower and/or any Significant Subsidiary and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed or contested in good faith; or

(g) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; then, in the case of any event described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any other event described above, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent and the Syndication Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or

(v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Syndication Agent, the Arrangers and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

The Syndication Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Syndication Agent shall not have or be deemed to have a fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.1Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 220 N.W. Second Avenue, Portland, OR 97209, Attention of Treasurer (Telephone No. (503) 226-4211) (Telecopy No. (503) 2202584);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A.. Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Mail Code: ILI-0010, Chicago, IL 60603, Attention of Joyce King (Telephone No. (312) 385-7025) (Telecopy No. (312) 385-7096), with a copy to JPMorgan Chase Bank. N.A., Mid-Corporate Power, 10 South Dearborn, 9th Floor, Mail Code: ILI-0090, Chicago, IL 60603, Attention of Helen Davis (Telephone No. (312) 732-1759) (Telecopy No. (312) 732-1762).

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Mail Code: IL 1-0010, Chicago, IL 60603, Attention of Joyce King (Telephone No. (312) 385-7025) (Telecopy No. (312) 385-7096);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Mail Code: IL1-0010, Chicago, IL 60603, Attention of Joyce King (Telephone No. (312) 385-7025) (Telecopy No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE.- THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.2Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof. nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any provision of this Section 9.2 or the definition of -Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.3Expenses: Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel and other advisors and professionals for such Persons, in connection with the syndication of the credit facilities provided for herein, the investigation, preparation, negotiation, documentation, collection and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, any Arranger, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Syndication Agent, any Arranger, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Borrower shall indemnify the Administrative Agent, the Syndication Agent, each Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Syndication Agent, any Arranger, the Issuing Bank or the Swingline Lender under Section 9.3(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Syndication Agent, any Arranger, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent, the applicable Arranger, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, each of the parties hereto agrees for the benefit of each other party hereto that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

SECTION 9.4Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.4(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Eligible Assignee.

(ii)Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, (x) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and (y) after giving effect to such assignment, the assigning Lender shall have a Commitment that shall not be less than $5,000,000, unless, in the case of (x) or (y), each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section  9.4(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(c).

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower. shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5(c), 2.6(d) or (e), 2.7(b), 2.19(d) or 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to clause (ii)  below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17  and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c)  as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.5Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6Counterparts: Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special. time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the

Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.9Governing Law: Jurisdiction; Consent to Service of Process. (a)

This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Confidentiality. (a) Each of the Administrative Agent, the Issuing

Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a

nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15Termination of Existing Credit Facilities. The Borrower and each Lender that is a party to an Existing Bilateral Agreement (which Lender is the sole lender under such Existing Bilateral Agreement) agree that concurrently with the effectiveness hereof on the Effective Date, all commitments to extend credit under such Existing Bilateral Agreement shall terminate and be of no further force or effect (without regard to any requirement in such Existing Bilateral Agreement for prior notice of termination of such commitments).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHWEST NATURAL GAS COMPANY
By:  /s/David H. Anderson
Name: David H. Anderson
Title: Senior Vice President and CFO

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHWEST NATURAL GAS COMPANY

By

Name:

Title:

JPMORGAN CHASE BANK, NA, individually and as Administrative Agent,

By /s/Daryl K. Rogge
Name: Daryl K. Rogge
Title: Senior Vise President
BANK	OF AMERICA, N.A., individuallyand Syndication Aguni,

BY /s/T. Thede Name: T. Thede Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

WACHOVIA  VIA BANK, NATIONAL ASSOCIATION
BY  /s/Fredrick W. Price

Hams : Frederick W. Price
Title: Managing Director

WELLS FARGO BANK, N.A.

MERRILL LYNCH BANK USA

          By /s/ Louis Alder

Name: Louis Alder
Title: Director

5161 K53 07049802 51

UBS LOAN FINANCE LLC
BY  /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

                                           By /s/ David B. Julie
                   Name: David B. Julie
                   Title: Associate Director

SCHEDULE 1.1
PRICING SCHEDULE

The Eurodollar Margin, Facility Fee Rate and the LC Fee Rate shall be determined in accordance with the table below and the other provisions of this Schedule 1.1, based upon the ratings by Moody's, S&P and, in certain cases, Fitch, respectively, applicable on such date to the Index Debt:
Category	Index Debt Ratings:	Eurodollar Margin	Facility Fee Rate	LC Fee Rate
	> AA- / Aa3	0.120%	0.03%	0.120%
2	A+/A1	0.135%	0.04%	0.135%
3	A / A2	0.150%	0.05%	0.150%
4	A- / A3	0.190%	0.06%	0.190%
5	BBB+ / Baa 1	0.230%	0.07%	0.230%
6	BBB / Baa2	0.310%	0.09%	0.310%
7	< BBB- / Baa3	0.400%	0.10%	0.400%

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 7; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Category to be used shall be (x) if no rating for the Borrower is available from Fitch, the Category corresponding to the higher of the two ratings, and (y) if a rating for the Borrower is available from Fitch and if (A) such rating is equal to one of the ratings from Moody's or S&P, the Category corresponding to such Fitch rating and (B) such rating is different than the ratings from Moody's and S&P, the Category corresponding to the middle of the three ratings: and (iii) if the ratings established or deemed to have been established by Moody's, S&P and Fitch for the Index Debt shall change (other than as a result of a change in the rating system of Moody's, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.7 or otherwise. Each change in the Eurodollar Margin, Facility Fee Rate or the LC Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Eurodollar Margin, the Facility Fee Rate and the LC Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

SCHEDULE 2.1
COMMITMENTS

Lenders Allocation

JPMorgan Chase Bank, N.A.                                       $45,000,000
           Bank of America, N.A                                              45,000,000
U.S. Bank National Association                                    40,000,000
Wachovia Bank, National Association                        40,000,000
Wells Fargo Bank, N.A.                                                  40,000,000
Merrill Lynch Bank USA                                                 20,000,000
UBS Loan Finance LLC                                                    20,000,000

                            Total$250,000,000

SCHEDULE 3.7

SUBSIDIARIES

	State of
Name of Subsidiary	Incorporation	Parent Company	Percent Ownership
NNG Financial Corporation	Oregon	Northwest Natural Gas	100%
		Company
Northwest Energy Corporation	Oregon	Northwest Natural Gas	100%
		Company
KB Pipeline Company	Oregon	NNG Financial Corporation	100%
Northwest Energy Sub	Oregon	Northwest Energy Corporation	100%
Corporation

SCHEDULE 4.1

EXISTING BILATERAL AGREEMENTS

Credit Agreement between the Borrower and Bank of America, N.A., dated as of October 1, 2005 Credit Agreement between the Borrower and JPMorgan Chase Bank, N.A., dated as of October 1, 2005

Credit Agreement between the Borrower and U.S. Bank National Association, dated as of October 1, 2005

Credit Agreement between the Borrower and Wachovia Bank, N.A., dated as of October 1, 2005 Credit Agreement between the Borrower and Wells Fargo Bank, N. A., dated as of October 1, 2005

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent peiinitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. 2.	Assignor: Assignee:

[and is an Eligible Assignee of [identify Lender]`]
3.	Borrower:	Northwest Natural Gas Company
4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of , 2007 among Northwest
Natural Gas Company, the Lenders parties thereto, JPMorgan Chase
Bank, N.A., as Administrative Agent, and the other agents parties thereto

Select s applicable.

6. Assigned Interest:
Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2

Effective Date:                                                  , 20[TO BE INSERTED BY ADMINISTRATIVE AGENT
AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By       ________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]
By   __________________________
Title:

__________________________
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]; Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By    _______________________

Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]

By    ________________________
Title:

_________________________
3To be added only if the consent of the Administrative Agent is required by the terms of the Credit
Agreement.
4To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender. Issuing Bank)
is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.      Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other documents executed and delivered in connection therewith (together with the Credit Agreement, the "Loan Documents"), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Person obligated in respect of any Loan Document or (iv) the performance or observance by any Person of any of its obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.3 or 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

__________________
5Describe Credit Agreement at option of Administrative Agent.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

OPINIONS OF COUNSEL FOR THE BORROWER

1. The Borrower is a corporation duly incorporated and validly existing under the laws of the State of Oregon.

2. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.

3. The Credit Agreement and each note dated the Effective Date have been duly executed and delivered by the Borrower and constitutes, and any other instrument or agreement executed and delivered in connection with the Credit Agreement (together with the Credit Agreement and each note, the "Loan Documents"), when execute and delivered, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws generally affecting creditors' rights and by general principles of equity.

4. Except for the Required Filings and orders of the Commissions in respect thereof, no authorizations, approvals or consents of, no filings or registrations with, any Governmental Authority are necessary for the consummation of the Transactions or for the validity or enforceability hereof or of the notes delivered pursuant to the Credit Agreement.
Neither the Borrower nor any of its Subsidiaries is an "Investment Company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as